Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-187241), Form S-3 (No. 333-179170), and Form S-8 (No. 333-22217, No. 333-41754, No. 333-53380, No. 333-75060, No. 333-111275, No. 333-121375, No. 333-139064, No. 333-148458, No. 333-164846, No. 333-173544, No. 333-178025, and No. 333-18494) of Overland Storage, Inc. of our report dated September 18, 2013 (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's going concern uncertainty) relating to the consolidated financial statements, which appears in this Form 10–K.
/s/ Moss Adams LLP
San Diego, California
September 18, 2013